EXHIBIT 23.01




CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Consolidated Products, Inc. of our report dated November 26, 1997 except for the stock split, as to which the date is December 3, 1997, with respect to the consolidated financial statements of Consolidated Products, Inc. included in its Annual Report (Form 10-K) for the year ended September 24, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Indianapolis, Indiana
May 20, 1998